Exhibit 97.1
PALO ALTO NETWORKS, INC.
COMPENSATION RECOVERY POLICY
Adopted as of December 1, 2023
Palo Alto Networks, Inc. (the “Company”) is committed to strong corporate governance. As part of this commitment, the Company has adopted this Compensation Recovery Policy (this “Policy”). This Policy applies to each person who has served as an executive officer of the Company (each, an “Officer”), as defined in Rule 10D-1(d) under the Securities Exchange Act of 1934 (the “Exchange Act”).
The Policy will be applied based on Exchange Act Rule 10D-1(d), the Nasdaq listing rules, and interpretive guidance issued by the Securities and Exchange Commission and the Nasdaq (together, the “Applicable Rules”).
1.Accounting Restatements Requiring Application of the Policy
If the Company determines that it is required to prepare an accounting restatement to correct the Company’s material noncompliance with any financial reporting requirement under the securities laws (a “Restatement”), including an accounting restatement to correct an error in previously issued financial statements (a) that is material to the previously issued financial statements or (b) that would result in a material misstatement if the error was corrected in the current period or left uncorrected in the current period, then the Committee (as defined below) must determine if recovery is required under this Policy.
The earliest to occur of: (a) the date the Company’s Board of Directors (the “Board”), a committee of the Board, or one or more officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement, and (b) the date on which a court, regulatory, or other legally authorized body directs the Company to prepare a Restatement is referred to in this Policy as the “Restatement Determination Date.”
2.Compensation Covered by Policy
Recovery is required under this Policy if the amount of Incentive-Based Compensation that an Officer “received” on or after October 2, 2023 (the “Effective Date”) was greater than what would have been received based on the restated financial statements (such excess, the “Erroneously Awarded Compensation”) and none of the limited exceptions apply. If an Officer did receive Erroneously Awarded Compensation, the Company must reasonably promptly recover, and the affected Officer must repay, the Erroneously Awarded Compensation. Recovery is required unless the Committee (as defined below) determines that recovery would be Impracticable (as described in Section 2) or the Erroneously Awarded Compensation was received prior to the beginning of the three fiscal years most recently completed before the Restatement Determination Date.
“Incentive-Based Compensation” for an Officer means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of one or more Financial Reporting Measures that is received after such individual became an Officer and only if the individual served as an Officer during the performance period for that compensation.
“Financial Reporting Measure” means any measure determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and any measures derived wholly or in part from such measures, as well as stock price or share price and total equity holder return. For clarity, a Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the Securities and Exchange Commission.
Incentive-Based Compensation is “received” under the Applicable Rules in the Company’s fiscal period during which the relevant Financial Reporting Measure is attained or satisfied, without regard to whether the grant, vesting or payment of the Incentive-Based Compensation occurs after the end of that period.
Unless the Committee determines that recovery would be Impracticable, recovery is required under the Applicable Rules and the Policy without regard to (a) whether the applicable Officer engaged in misconduct or otherwise caused or contributed to the requirement for the Restatement, (b) whether or when restated financial statements are filed by the Company, and (c) whether the Officer is employed by the Company at the time recovery is required.
3.Implementation
This Policy will be administered, interpreted and construed in accordance with the Applicable Rules by the Compensation and People Committee of the Board or by a majority of the Board’s independent directors (with independence determined under the Applicable Rules). References to the “Committee” will be deemed to be referring to the entity making decisions under the Policy. All determinations and decisions made by the Committee under this Policy will be final, conclusive and binding on all persons, including the Company and its affiliates, equity holders and employees. The Committee may delegate administrative duties with respect to this Policy to one or more directors or employees of the Company, if permitted under the Applicable Rules.
The manner of recovery of any Erroneously Awarded Compensation from each Officer shall be as follows: (a) first, to the extent permitted by applicable law, an offset of the Erroneously Awarded Compensation against other compensation payable to such person, including through reduction or cancellation of Incentive-Based Compensation or outstanding equity awards of such person; (b) second, to the extent applicable and permitted thereunder, reduction or cancellation of interests in any deferred compensation plan or arrangement maintained by the Company; and (c) third, taking any other remedial and recovery action permitted by applicable law, including direct cash reimbursement to the Company.
The Committee may determine that recovery is Impracticable if (a) the direct costs paid to third parties to assist in enforcing recovery would exceed the Erroneously Awarded Compensation; provided that the Company has (i) made reasonable attempts to recover the Erroneously Awarded Compensation, (ii) documented such attempt(s), and (iii) provided such documentation to its relevant listing exchange or association or (b) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements to be tax-qualified.
Notwithstanding the foregoing, unless otherwise prohibited by the Applicable Rules, to the extent this Policy would require the recovery of Erroneously Awarded Compensation already recovered by the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 or any Other Recovery Arrangement (as defined below), the amount of Erroneously Awarded Compensation already recovered by the Company from the Officer who received such Erroneously Awarded Compensation may be credited against the amount of Erroneously Awarded Compensation required to be recovered pursuant to this Policy from such person.
4.Other
a.No Indemnification; Other Agreements
Notwithstanding the terms of any of the Company’s organizational documents (including, but not limited to, the Company’s Bylaws in effect from time to time), any Company policy or any contract (including, but not limited to, any indemnification agreement or the terms of any release or separation agreement a former Officer may have signed), the Company will not, (a) directly or indirectly indemnify or insure for any person against the loss of any Erroneously Awarded Compensation pursuant to this Policy or (b) pay or reimburse any person for any premiums for third-party insurance policies that such person may elect to purchase to fund such person’s potential obligations under this Policy.
Unless specifically agreed to by the Company after the adoption of the Policy, neither the adoption of this Policy nor the recovery of Erroneously Awarded Compensation under this Policy will give rise to any person’s right to voluntarily terminate employment for “good reason,” or due to a “constructive termination” (or any similar term of like effect) under any plan, program or policy of or agreement with the Company or any of its affiliates.
b.Application; Enforceability
Except as otherwise determined by the Committee or the Board, the adoption of this Policy does not limit, and is intended to apply in addition to, any other clawback, recoupment, forfeiture or similar policies or provisions of the Company or its affiliates, including, without limitation, any such policies or provisions of such effect contained in any employment agreement, bonus plan, incentive plan, equity-based plan or award agreement thereunder or similar plan, program or agreement of the Company or an affiliate or required under applicable law (the “Other Recovery Arrangements”). The remedies specified in this Policy shall not be exclusive and shall be in addition to every other right or remedy at law or in equity that may be available to the Company or any of its affiliates, including, without limitation, the requirements of Section 304 of the Sarbanes-Oxley Act of 2002.
c.Severability
The provisions in this Policy are intended to be applied to the fullest extent of the law; provided, however, to the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.
d.Amendment and Termination
The Board or the Committee may amend, modify or terminate this Policy in whole or in part at any time and from time to time in their sole discretion. To the extent this Policy does not comply with the Applicable Rules, it shall be deemed amended to the minimum extent necessary to ensure compliance. This Policy will terminate automatically when the Company does not have a class of securities listed on a national securities exchange or association.